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NEWS                                        PHILIPS INTERNATIONAL REALTY CORP.
RELEASE                                     417 Fifth Avenue, New York, NY 10016
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For Immediate Release
April 17, 2000

                      PHILIPS INTERNATIONAL BOARD COMMITTEE
                           AUTHORIZES ASSET SALES AND
                          APPROVES PLAN OF LIQUIDATION
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New York, N.Y. - April 17, 2000 - Philips International Realty Corp. (NYSE -
PHR, the "Company"), a New York City based real estate investment trust, announced today, in response to certain prior reports, that a special committee of the independent members (the "Independent Committee") of its Board of Directors has authorized certain asset sales and approved a plan of liquidation for the Company and its affiliated operating partnership, Philips International Realty, LP (the "Operating Partnership"). These transactions, which are currently expected to generate distributable cash proceeds of approximately $18.50 per share of common stock outstanding, follow a 1999 resolution by the full Board to explore strategic alternatives to maximize shareholder value. Shares of the Company's common stock, which had traded as low as $13.25 per share during 1999 prior to the Board's October 13, 1999 strategic alternatives announcement, closed Friday at $17.13 per share. The Independent Committee cautions that no contracts have yet been executed and, when and if they are, (i) those shopping center properties that are expected to be under contract for sale shortly remain subject to the completion of due diligence, (ii) a limited number of properties to be sold have only recently been listed for sale, and (iii) adoption of the plan of liquidation will require shareholder approval.

More specifically, the pending asset sales and plan of liquidation are expected to include, among other elements, the following transactions:

         o the disposition of fifteen shopping centers comprising the Company's New York area portfolio and certain other properties to the Kimco Income REIT, a private partnership in which Kimco Realty Corporation is a partner, for a total consideration of approximately $206 million (the "Kimco Transaction");

         o the distribution of interests in four shopping center properties in Hialeah, Florida, and the sale of the Company's interests in two retail/residential redevelopment sites (having a total value of approximately $131 million), to certain limited partners in the Operating Partnership (the "Unit Holders"), including Mr. Philip Pilevsky, the Company's Chairman and CEO, in redemption of their entire interests in the Operating Partnership (the "Unit Holders' Transaction");

         o the sales of seven other shopping center properties to third party purchasers (the "Other Property Sales") that have recently been listed for sale at an asking price of approximately $41.5 million; and

         o the distribution of an estimated $18.50 per share in cash to common shareholders upon liquidation of the Company.

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The Kimco Transaction and the Unit Holders' Transaction are not currently under contract and, although the Company intends to proceed with these transactions, there can be no assurance that such contracts will be executed. If the contracts relating to such transactions are not executed, the Company may or may not proceed to explore other alternatives to maximize shareholder value.

The Kimco Transaction contemplates the disposition of a total fifteen shopping centers in two transactions valued at approximately $68 million and $138 million. The $68 million transaction comprises the sale of seven properties and is expected to close, subject to the completion of due diligence, within forty five days of the execution of a contract with Kimco. The $138 million transaction contemplates the purchase of the Company's interests in eight properties as part of the Company's plan of liquidation.

The Unit Holders' Transaction contemplates, in part, the distribution of the Company's interests in the Hialeah shopping centers to the Unit Holders in redemption of all their limited partnership interests in the Operating Partnership. These limited partnership interests will be valued for the purposes of this redemption at an amount approximately equal to the $18.50 per share expected to be distributed to the Company's public shareholders upon liquidation. Such valuation, when considered together with the assumption of debt encumbering the properties, will comprise fair value to the Company for the distributed assets.

The $138 million transaction with Kimco and the Unit Holders' Transaction comprise the plan of liquidation which will be submitted to the Company's public shareholders for approval. The Independent Committee has instructed management to proceed as expeditiously as possible to execute the pending contracts, complete the foregoing sales transactions, solicit shareholder approval and liquidate the Company.


Note: Certain statements in this release regarding anticipated operating results and time are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the statements and projections are based upon reasonable assumptions, actual results may differ from those projected. Key factors that could cause actual results to differ materially include economic downturns, successful and timely completion of acquisitions, renovations and development programs, leasing activities and other risks associated with the commercial real estate business, and as detailed in the Company's filings from time to time with the Securities and Exchange Commission.


Contact:          Louis J. Petra
                  President
                  Philips International Realty Corp.
                  (212) 951-3828